Exhibit 99.1

Donegal Group Inc. Announces 2021 Fourth Quarter and Full Year Results

MARIETTA, PA, February 17, 2022 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year ended December 31, 2021.

Significant Items for Fourth Quarter of 2021 (all comparisons to fourth quarter of 2020):

•	Net premiums earned increased 7.8% to $200.0 million
•	Combined ratio of 101.6%, compared to 96.2%
•	Net income of $5.3 million, or 17 cents per diluted Class A share, compared to $14.6 million, or 49 cents per diluted Class A share
•	Net investment gains (after tax) of $1.1 million, or 3 cents per diluted Class A share, compared to $2.9 million, or 10 cents per diluted Class A share, are included in net income
•	Annualized return on average equity of 3.9%, compared to 11.4%

Significant Items for Full Year of 2021 (all comparisons to full year of 2020):

•	Net premiums earned increased 4.6% to $776.0 million
•	Combined ratio of 101.0%, compared to 96.0%
•	Net income of $25.3 million, or 83 cents per diluted Class A share, compared to $52.8 million, or $1.83 per diluted Class A share
•	Net investment gains (after tax) of $5.1 million, or 17 cents per diluted Class A share, compared to $2.2 million, or 8 cents per diluted Class A share, are included in net income
•	Return on average equity of 4.8%, compared to 10.9%
•	Book value per share of $16.95 at December 31, 2021, compared to $17.13 at year-end 2020

Financial Summary

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$200,040	$185,488	7.8%	$776,015	$742,040	4.6%
Investment income, net	8,199	7,553	8.6	31,126	29,504	5.5
Net investment gains	1,338	3,718	-64.0	6,477	2,778	133.2
Total revenues	210,244	197,497	6.5	816,466	777,819	5.0
Net income	5,272	14,568	-63.8	25,254	52,815	-52.2
Non-GAAP operating income[1]	4,216	11,631	-63.8	20,137	50,782	-60.3
Annualized return on average equity	3.9%	11.4%	-7.5 pts	4.8%	10.9%	-6.1 pts

Per Share Data
Net income – Class A (diluted)	$0.17	$0.49	-65.3%	$0.83	$1.83	-54.6%
Net income – Class B	0.15	0.44	-65.9	0.74	1.65	-55.2
Non-GAAP operating income – Class A (diluted)	0.14	0.39	-64.1	0.66	1.76	-62.5
Non-GAAP operating income – Class B	0.12	0.35	-65.7	0.59	1.59	-62.9
Book value	16.95	17.13	-1.1	16.95	17.13	-1.1

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We delivered strong top-line growth this quarter and continued to benefit from favorable reserve development from prior accident years related primarily to our automobile lines of business in both commercial and personal lines. While weather-related losses were slightly below our five-year average, our underwriting results for the quarter and full-year ended December 31, 2021 were impacted by higher-than-expected auto claim frequency and severity, coupled with a significant increase in large fire losses.”

Growth Trends

Mr. Burke continued, “Donegal Group achieved net premiums written1 growth of 7.3% for the fourth quarter of 2021, with a 14.6% increase in our commercial lines business segment driven by high premium retention and solid rate increases across most lines of business. We continued to receive steady new business submissions from our agents, and we received an allocation of premiums from four Southwestern states that Donegal Mutual began to include in our underwriting pool during 2021. Within our personal lines segment, we remained diligent in strategically slowing new business while taking renewal rate increases to maintain a profitable book of business. As we look forward to 2022, we expect our personal lines business to stabilize further as we reengage with agents to resume writing new business following the phased introduction of new products and agent portal technology in ten states.”

Underwriting Results

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “While we are pleased to report net favorable development of reserves for losses incurred in prior accident years, our fourth quarter and full year of 2021 underwriting results did not meet our expectations. Our combined ratio of 101.6% in the fourth quarter reflected higher automobile claim frequency and severity due to a return to pre-pandemic driving activity levels and inflationary pressures on loss costs. Additionally, an unexpected increase in large fire losses adversely impacted our loss ratio for the fourth quarter and full year. While we believe the increase in large fire losses was an anomaly for the year, we are diligently monitoring our lines of business and pursuing higher premium rates to improve the performance of our book of business in future periods.”

Operations and Outlook

Mr. Burke concluded, “Given the macroeconomic headwinds the insurance industry as a whole is facing currently, our focus in the near and medium term will be on measures that emphasize profitability over growth. We are seeking to retain quality accounts while obtaining premium and rate increases to help offset inflationary pressures. While we will selectively write new business across both segments, we remain conservative in our tactical underwriting approach and are targeting geographies where we believe we have the best potential for profitable growth. We remain committed to our ongoing strategic initiatives that we believe will increase stockholder value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$124,199	$105,797	17.4%	$468,433	$412,877	13.5%
Personal lines	75,841	79,691	-4.8	307,582	329,163	-6.6
Total net premiums earned	$200,040	$185,488	7.8%	$776,015	$742,040	4.6%

Net Premiums Written
Commercial lines:
Automobile	$35,530	$31,211	13.8%	$161,947	$135,294	19.7%
Workers' compensation	23,483	23,631	-0.6	113,256	109,960	3.0
Commercial multi-peril	44,658	35,532	25.7	188,242	147,993	27.2
Other	8,762	7,732	13.3	38,340	32,739	17.1
Total commercial lines	112,433	98,106	14.6	501,785	425,986	17.8
Personal lines:
Automobile	38,564	40,992	-5.9	170,578	184,602	-7.6
Homeowners	25,939	25,911	0.1	109,974	111,886	-1.7
Other	4,849	4,411	9.9	21,930	19,666	11.5
Total personal lines	69,352	71,314	-2.8	302,482	316,154	-4.3
Total net premiums written	$181,785	$169,420	7.3%	$804,267	$742,140	8.4%

Net Premiums Written

The 7.3% increase in net premiums written for the fourth quarter of 2021 compared to the fourth quarter of 2020, as shown in the table above, represents the combination of 14.6% growth in commercial lines net premiums written and a 2.8% decline in personal lines net premiums written. The $12.4 million increase in net premiums written for the fourth quarter of 2021 compared to the fourth quarter of 2020 included:

•
Commercial Lines: $14.3 million increase that we attribute primarily to the allocation from the Donegal Mutual underwriting pool of $11.8 million of business Donegal Mutual and its subsidiaries wrote in four Southwestern states, new commercial accounts our insurance subsidiaries wrote throughout their operating regions and premium rate increases that contributed to strong renewal premium retention.

•
Personal Lines: $1.9 million decline that we attribute primarily to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

The $62.1 million increase in net premiums written for the full year of 2021 compared to the full year of 2020 included:

•
Commercial Lines: $75.8 million increase that we attribute primarily to the allocation from the Donegal Mutual underwriting pool of $46.3 million of business Donegal Mutual and its subsidiaries wrote in four Southwestern states, new commercial accounts our insurance subsidiaries wrote throughout their operating regions and premium rate increases that contributed to strong renewal premium retention.

•
Personal Lines: $13.7 million decline in personal lines net premiums written that we attribute primarily to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months and full years ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	65.4%	57.9%	61.3%	55.1%
Loss ratio (weather-related)	4.3	4.8	5.8	6.9
Expense ratio	31.4	32.4	33.3	33.0
Dividend ratio	0.5	1.1	0.6	1.0
Combined ratio	101.6%	96.2%	101.0%	96.0%

Statutory Combined Ratios
Commercial lines:
Automobile	120.6%	119.1%	108.6%	112.7%
Workers' compensation	82.5	87.4	94.6	86.3
Commercial multi-peril	115.4	99.3	114.1	98.4
Other	94.5	58.0	77.5	74.0
Total commercial lines	108.1	99.5	104.9	97.8
Personal lines:
Automobile	109.3	100.2	94.4	91.3
Homeowners	88.6	90.7	102.9	97.2
Other	20.8	70.4	49.3	74.9
Total personal lines	95.6	95.1	94.4	92.4
Total lines	103.3%	97.6%	100.8%	95.4%

Loss Ratio – Fourth Quarter

For the fourth quarter of 2021, the loss ratio increased to 69.7%, compared to 62.7% for the fourth quarter of 2020. Personal automobile and commercial automobile losses increased substantially compared to the prior-year fourth quarter, as increased driving activity resulted in claim frequency that was generally in line with pre-pandemic periods. Inflationary loss cost increases due primarily to supply chain disruption and labor shortages resulted in higher average claim severity compared to the prior-year fourth quarter, particularly impacting the personal automobile, commercial automobile and commercial multi-peril lines of business.

Weather-related losses of $8.7 million, or 4.3 percentage points of the loss ratio, for the fourth quarter of 2021 decreased slightly from $8.9 million, or 4.8 percentage points of the loss ratio, for the fourth quarter of 2020. The impact of weather-related loss activity to the loss ratio for the fourth quarter of 2021 was in line with our previous five-year average of 4.4 percentage points for fourth quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, were $10.9 million, or 5.5 percentage points of the loss ratio, for the fourth quarter of 2021. That amount represented a significant increase compared to the large fire losses of $5.2 million, or 2.8 percentage points of the loss ratio, for the fourth quarter of 2020. The incidence of both commercial property and home fires increased in the fourth quarter of 2021 relative to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $5.3 million reduced the loss ratio for the fourth quarter of 2021 by 2.7 percentage points. For the fourth quarter of 2021, our insurance subsidiaries experienced favorable development in personal automobile, commercial automobile and other commercial losses. Net favorable development of reserves for losses incurred in prior accident years of $2.6 million reduced the loss ratio for the fourth quarter of 2020 by 1.4 percentage points. Favorable development in workers’ compensation losses and other commercial losses was partially offset by modest unfavorable development in commercial multi-peril losses for the prior-year quarter.

Loss Ratio – Full Year

For the full year of 2021, the loss ratio increased to 67.1%, compared to 62.0% for the full year of 2020. Weather-related losses for the full year of 2021 of $45.3 million, or 5.8 percentage points of the loss ratio, decreased from $51.4 million, or 6.9 percentage points of the loss ratio, for the full year of 2020. The loss ratio impact of weather-related losses for the full year of 2021 was favorable compared to the previous five-year average of 7.2 percentage points of the loss ratio.

Our loss ratio for the full year of 2021 reflected an increase in automobile claim frequency as driving activity generally returned to pre-pandemic levels. More specifically, the statutory loss ratio for our personal automobile line of business increased from 61.1% for 2020 to 69.4% for 2021. Net favorable development of reserves for losses incurred in prior accident years partially offset the increases in claim frequency and severity for both the personal automobile and commercial automobile lines of business.

Large fire losses were $45.6 million, or 5.9 percentage points of the loss ratio, for the full year of 2021, compared to $22.8 million, or 3.1 percentage points of the loss ratio, for the full year of 2020. The significant increase was related to a higher incidence of both commercial property and home fires in the full year of 2021 compared to 2020.

Net favorable development of reserves for losses incurred in prior accident years of $31.2 million reduced the loss ratio for the full year of 2021 by 4.0 percentage points. For the full year of 2021, our insurance subsidiaries experienced favorable development in losses in all major lines of business, with primary favorable impact in the personal automobile, workers’ compensation and commercial automobile lines of business. Net favorable development of reserves for losses incurred in prior accident years of $12.9 million reduced the loss ratio for the full year of 2020 by 1.7 percentage points. Favorable development in workers’ compensation and personal automobile losses was partially offset by modest unfavorable development in commercial automobile and commercial multi-peril losses for the prior year.

Expense Ratio

The expense ratio was 31.4% for the fourth quarter of 2021, compared to 32.4% for the fourth quarter of 2020. Relative to the prior-year quarter, the decrease in the expense ratio reflected lower commercial growth incentive costs for our agents, decreased underwriting-based incentive costs for our agents and employees and a release of COVID-related bad debt reserves, partially offset by an increase in technology systems-related expenses. The increase in technology systems-related expenses was primarily due to an increased allocation of costs from Donegal Mutual Insurance Company to our insurance subsidiaries with respect to our ongoing systems modernization project.

The expense ratio was 33.3% for the full year of 2021, in line with 33.0% for the full year of 2020. An increase in technology systems-related expenses was virtually offset by lower commercial growth incentive costs for our agents and decreased underwriting-based incentive costs for our agents and employees for 2021 compared to 2020. The expense ratio in 2020 reflected the establishment of a $2.0 million bad debt reserve for COVID-related uncertainty, and the expense ratio for 2021 reflected the release of that reserve when it became clear such reserves were no longer required.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 94.0% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2021.

	December 31, 2021		December 31, 2020
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$121,453	9.5%	$125,250	10.3%
Obligations of states and political subdivisions	428,814	33.6	381,284	31.2
Corporate securities	412,758	32.3	385,978	31.6
Mortgage-backed securities	237,709	18.6	249,233	20.4
Total fixed maturities	1,200,734	94.0	1,141,745	93.5
Equity securities, at fair value	63,420	5.0	58,556	4.8
Short-term investments, at cost	12,692	1.0	20,900	1.7
Total investments	$1,276,846	100.0%	$1,221,201	100.0%

Average investment yield	2.6%		2.5%
Average tax-equivalent investment yield	2.6%		2.7%
Average fixed-maturity duration (years)	4.7		4.2

Net investment income of $8.2 million for the fourth quarter of 2021 increased 8.6% compared to $7.6 million in net investment income for the fourth quarter of 2020, due primarily to higher average invested assets compared to the prior-year fourth quarter. Net investment income of $31.1 million for the full year of 2021 increased 5.5% compared to the full year of 2020, due primarily to higher average invested assets compared to the prior year.

Net investment gains were $1.3 million for the fourth quarter of 2021, compared to $3.7 million for the fourth quarter of 2020. We attribute the gains to the quarterly increases in the market value of the equity securities held at the end of the respective periods.

Net investment gains were $6.5 million for the full year of 2021, compared to $2.8 million for the full year of 2020. We attribute the gains to the increases in the market value of the equity securities held at the end of the respective periods.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$200,040	$185,488	7.8%	$776,015	$742,040	4.6%
Change in net unearned premiums	(18,255)	(16,068)	13.6	28,252	100	NM2
Net premiums written	$181,785	$169,420	7.3%	$804,267	$742,140	8.4%

2Not meaningful.

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Non-GAAP Operating Income
Net income	$5,272	$14,568	-63.8%	$25,254	$52,815	-52.2%
Investment gains (after tax)	(1,056)	(2,937)	-64.0	(5,117)	(2,194)	133.2
Other, net	-	-	-	-	161	-100.0
Non-GAAP operating income	$4,216	$11,631	-63.8%	$20,137	$50,782	-60.3%

Per Share Reconciliation of Net Income to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.17	$0.49	-65.3%	$0.83	$1.83	-54.6%
Investment gains (after tax)	(0.03)	(0.10)	-70.0	(0.17)	(0.08)	112.5
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating income – Class A	$0.14	$0.39	-64.1%	$0.66	$1.76	-62.5%

Net income – Class B	$0.15	$0.44	-65.9%	$0.74	$1.65	-55.2%
Investment gains (after tax)	(0.03)	(0.09)	-66.7	(0.15)	(0.07)	114.3
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating income – Class B	$0.12	$0.35	-65.7%	$0.59	$1.59	-62.9%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

•	the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
•	the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
•	the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On December 16, 2021, we declared a regular quarterly cash dividend of $0.16 per share for our Class A common stock and $0.1425 per share for our Class B common stock, which are payable on February 15, 2022 to stockholders of record as of the close of business on February 1, 2022.

Conference Call and Webcast

We will hold a conference call and webcast on Friday, February 18, 2022 at 11:00AM Eastern Time. You may listen to the webcast of this conference call by accessing the webcast link on our website at http://investors.donegalgroup.com. A supplemental investor presentation and a replay of the conference call will also be available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and policyholders.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, the availability and cost of labor and materials, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, adverse litigation and other industry trends that could increase our loss costs, changes in regulatory requirements, changes in our A.M. Best rating, our ability to integrate and manage successfully the companies we may acquire from time to time and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Karin Daly, Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com
#####

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2021	2020

Net premiums earned	$200,040	$185,488
Investment income, net of expenses	8,199	7,553
Net investment gains	1,338	3,718
Lease income	107	108
Installment payment fees	560	630
Total revenues	210,244	197,497

Net losses and loss expenses	139,391	116,288
Amortization of deferred acquisition costs	33,673	29,896
Other underwriting expenses	29,254	30,217
Policyholder dividends	988	2,058
Interest	156	325
Other expenses, net	261	264
Total expenses	203,723	179,048

Income before income tax expense	6,521	18,449
Income tax expense	1,249	3,881

Net income	$5,272	$14,568

Earnings per common share:
Class A - basic	$0.17	$0.50
Class A - diluted	$0.17	$0.49
Class B - basic and diluted	$0.15	$0.44

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	25,752,639	24,344,122
Class A - diluted	25,800,003	24,506,067
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$181,785	$169,420

Book value per common share at end of period	$16.95	$17.13

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2021	2020

Net premiums earned	$776,015	$742,040
Investment income, net of expenses	31,126	29,504
Net investment gains	6,477	2,778
Lease income	431	434
Installment payment fees	2,417	3,063
Total revenues	816,466	777,819

Net losses and loss expenses	520,710	459,764
Amortization of deferred acquisition costs	128,733	119,072
Other underwriting expenses	129,368	125,863
Policyholder dividends	5,199	7,394
Interest	896	1,196
Other expenses, net	1,222	1,258
Total expenses	786,128	714,547

Income before income tax expense	30,338	63,272
Income tax expense	5,084	10,457

Net income	$25,254	$52,815

Net income per common share:
Class A - basic	$0.83	$1.84
Class A - diluted	$0.83	$1.83
Class B - basic and diluted	$0.74	$1.65

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	25,388,246	23,707,448
Class A - diluted	25,533,935	23,887,114
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$804,267	$742,140

Book value per common share at end of period	$16.95	$17.13

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$668,105	$586,609
Available for sale, at fair value	532,629	555,136
Equity securities, at fair value	63,420	58,556
Short-term investments, at cost	12,692	20,900
Total investments	1,276,846	1,221,201
Cash	57,709	103,094
Premiums receivable	168,863	169,596
Reinsurance receivable	455,411	408,909
Deferred policy acquisition costs	68,028	59,157
Prepaid reinsurance premiums	176,936	169,418
Receivable from Michigan Catastrophic Claims Association	18,113	-
Other assets	33,269	29,145
Total assets	$2,255,175	$2,160,520

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,077,620	$962,007
Unearned premiums	572,958	537,190
Accrued expenses	4,029	29,115
Borrowings under lines of credit	35,000	85,000
Subordinated debentures	-	5,000
Cash refunds due to Michigan policyholders	18,113	-
Other liabilities	16,419	24,434
Total liabilities	1,724,139	1,642,746
Stockholders' equity:
Class A common stock	288	277
Class B common stock	56	56
Additional paid-in capital	304,889	289,150
Accumulated other comprehensive income	3,284	11,131
Retained earnings	263,745	258,386
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	531,036	517,774
Total liabilities and stockholders' equity	$2,255,175	$2,160,520